FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES NEW PRESIDENT

Atlanta, Georgia, January 9, 2012 – Tom Gallagher, Chairman, President and CEO of Genuine Parts Company (NYSE: GPC), announced today that its Board of Directors has elected Paul D. Donahue to the position of President of Genuine Parts Company, making him only the seventh President of the Company in its 84 year history. Mr. Donahue, 55, was previously Executive Vice President of Genuine Parts Company and also serves as President of the U.S. Automotive Parts Group.

Mr. Gallagher commented, “This is a significant move for Paul, as well as for GPC, and one we are extremely pleased to announce. His proven leadership, experience and success make him an excellent choice as the Company’s next President. Paul came to us from Newell Rubbermaid, where he was President of its Sanford North America division. After joining S.P. Richards Company, our Office Products Group, as Executive Vice President – Sales and Marketing in 2003, Paul was quickly promoted to President and Chief Operating Officer of S. P. Richards Company, a position he held until his election to Executive Vice President of Genuine Parts Company in 2007. Since 2007, Paul has provided strong leadership to several of our automotive business units, including: Rayloc, our remanufacturing operation; Balkamp, our repackaging group; Auto Todo, our Mexican aftermarket business; and Altrom, our import parts distribution operation. He also led our global sourcing initiative and in July 2009 was elected President of the U.S. Automotive Parts Group. The Automotive Group’s strong performance under Paul’s direction exemplifies his effective leadership style.”

Mr. Donahue will continue to serve as President of the U.S. Automotive Parts Group and will maintain his day to day responsibilities for the Group. In addition, as GPC’s President, he will be more involved in the Company’s corporate-wide operations and initiatives.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2010 revenues of $11.2 billion.